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EXHIBIT 11.1



                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three and six-month periods ended June 30, 2000 and 1999:


                                                                       Three Months             Six Months
                                                                      Ended June 30,           Ended June 30,
                                                                  ---------------------     ---------------------
                                                                    2000         1999         2000         1999
                                                                  --------     --------     --------     --------
Net income (loss) (numerator diluted)                             $ (2,475)    $    442     $ (1,480)    $    871
    Less: Accretion of mandatorily redeemable
        Convertible preferred stock                                     --          (30)          --          (58)
                                                                  --------     --------     --------     --------
Net income (loss) available to common shareholders
(numerator basic)                                                 $ (2,475)    $    412     $ (1,480)    $    813
                                                                  ========     ========     ========     ========

Shares (denominator basic):
    Weighted average common shares outstanding                      33,076       18,476       32,821       18,467
                                                                  ========     ========     ========     ========

Basic earnings (loss)  per share                                  $  (0.07)    $   0.02     $  (0.05)    $   0.04
                                                                  ========     ========     ========     ========

Shares (denominator diluted)(1):
    Weighted average common shares outstanding                      33,076       18,476       32,821       18,467
    Mandatorily redeemable convertible preferred stock                  --        8,333           --        8,333
    Common stock equivalents(2)                                         --        2,336           --        2,145
                                                                  --------     --------     --------     --------
    Weighted average common shares and equivalents outstanding      33,076       29,145       32,821       28,945
                                                                  ========     ========     ========     ========
Diluted earnings (loss) per share                                 $  (0.07)    $   0.02     $  (0.05)    $   0.03
                                                                  ========     ========     ========     ========


(1) Share amounts presented for 1999 give effect to the issuance of 261,391 shares to the former shareholders of BlueWater Systems to effect its acquisition by BSQUARE. The transaction was accounted for as a pooling of interests.

(2) As the Company incurred a net loss attributable to common shareholders for the three and six-month periods ended June 30, 2000, the effect of common stock equivalents is excluded in those periods, as their effects are anti-dilutive.